Exhibit 15.1

December 19, 2024

The Board of Directors

Nomura Holdings, Inc.

We are aware of the incorporation by reference in this Registration Statement (Form F-3) and related Prospectus of Nomura Holdings, Inc. for the registration of senior debt securities and perpetual subordinated debt securities of our report dated December 13, 2024 relating to the unaudited consolidated balance sheet of Nomura Holdings, Inc. as of September 30, 2024, and the related unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows for the six-month periods ended September 30, 2024 and 2023 that is included in its Form 6-K dated December 13, 2024.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan